Exhibit 10.cc
Supplemental Agreement in respect of the
Amended and Restated Silver Sale and
Purchase Agreement
Cobar Operations Pty Limited ACN 103 555 835
CDE Australia Pty Limited ACN 113 667 682

Supplemental Agreement
Dated            January 2008
Parties
1.	Cobar Operations Pty Limited ACN 103 555 835 of Level 3, 2 Elizabeth Plaza, North Sydney, New South Wales, Australia (Cobar).

2.	CDE Australia Pty Ltd, ACN 113 667 682 of Suite 1003, 3 Spring Street, Sydney New South Wales, Australia (Coeur Australia).
Background
A.	Cobar and Coeur Australia are parties to an Amended and Restated Silver Sale and Purchase Agreement dated 24 March 2006 (“the Restated Agreement”).

B.	Clause 9.1(b) of the Restated Agreement provides for certain conditions to be satisfied before the amount of $30,000,000 (‘the Final Payment”) is required to be provided to Cobar by Coeur Australia (“ the Conditions”).

C.	The Parties have entered into this Agreement to evidence that the Conditions have been satisfied and to defer the date by which the Final Payment must be made to 1 April 2008
Operative provisions
For good and valuable consideration, the Parties have agreed as follows.
1.	Definitions and interpretation

Except where the context otherwise requires, words defined in the Restated Agreement and the rules of interpretation applicable to the Restated Agreement apply to this Agreement

2.	Satisfaction of Conditions

2.1	The Parties agree that the conditions specified in Clause 9.1 of the Restated Agreement have been satisfied such that, subject to Clause 3 of this Agreement, the Final Payment is an amount due and owing by Coeur Australia to Cobar.

3.	Final Payment

3.1	The Parties agree that the Final Payment shall be made by Coeur Australia on 1 April 2008 or such earlier date as Coeur Australia may elect to make the Final Payment (respectively “the Final Payment Date”)

3.2	On the Final Payment Date, Coeur Australia shall also pay to Cobar interest on the Final Payment calculated at the rate of 7.5% pa on and from 24 January 2008 up to the day immediately prior to the Final Payment Date.

3.3	If payments are not made in accordance with Clauses 3.1 and 3.2 of this Agreement, default interest shall accrue on any unpaid amount in accordance with Clause 10 of the Restated Agreement.

3.4	If, prior to the payment of all amounts required to be paid by Coeur Australia to Cobar pursuant to this Agreement (“Outstanding Payments”), the Restated Agreement is terminated by Cobar or Coeur Australia in accordance with the Restated Agreement, such termination shall not affect the obligation of Coeur Australia to make all Outstanding Payments

4.	General

4.1	Clause 21,22,26,27 and 28, of the Restated Agreement are deemed to be incorporated in this Agreement.
Executed as an agreement.

Signed on behalf of Cobar Operations Pty
Limited ACN 103 555 835 in the presence of:

Director

Secretary/Director	Print name

Print name

Signed on behalf of CDE Australia Pty Ltd ACN
113 667 682 in the presence of:

Director

Secretary	John L Blue

Stephen Peterson